EXHIBIT 10.39

Transition Agreement

This Transition Agreement made as of June 28, 2012 among Vistaprint N.V. (“Vistaprint”), Vistaprint USA, Incorporated (“Vistaprint USA” and, together with Vistaprint, the “Company”) and Nicholas Ruotolo.

WHEREAS, Mr. Ruotolo currently serves as the Company’s President, Vistaprint Europe;

WHEREAS, Mr. Ruotolo informed the Company of his desire to resign his positions with the Company; and

WHEREAS, the Company and Mr. Ruotolo believe that it is in both of their interests for him to continue his executive-level employment until June 30, 2012 (the “Executive Resignation Date”) pursuant to the provisions set forth in this Transition Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1.     Transition Periods.

(a)    Transition Period. The Company agrees that it will maintain Mr. Ruotolo’s employment as President, Vistaprint Europe until the Executive Resignation Date (the “Transition Period”). During the Transition Period, Mr. Ruotolo will continue to perform services on a full-time basis for the Company and will continue to receive the same level of pay and benefits from the Company that he received immediately prior to the execution of this Transition Agreement. In addition, provided Mr. Ruotolo remains employed with the Company through the Executive Resignation Date, the Company will provide him with the benefits specified in Sections 2 and 3 below, subject to the requirements of Exhibit A and to his executing a separation agreement and general release of claims on the form the Company provides (hereinafter called the “General Release Agreement,” which shall release all releasable claims other than to payments under this Agreement or vested equity and including obligations to cooperate with the Company and reaffirming his obligations under the Restrictive Covenants (as defined below)), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) (the “Release Condition”) following his Executive Resignation Date. Benefits will be paid or commence in the first regular payroll beginning after the release becomes effective (such date of effectiveness, the “Effective Release Date”) subject to any delays required by Exhibit A.

(b)    Further Transition Period. After the Executive Resignation Date, and for a further transition period of part-time employment ending on a date to be agreed by the parties but no later than June 30, 2013, Mr. Ruotolo will provide services from time to time as reasonably requested by Vistaprint to assist in Vistaprint’s transition to a new organizational structure, provided that the services during such period (the “Further Transition Period”) will in no event exceed such level as would be consistent with his having had a separation from service (as determined under Exhibit A hereto) on the Executive Resignation Date. Vistaprint shall pay Mr. Ruotolo a salary of $5,000 per month for his part-time employment through December 31, 2012 (which salary amount is fixed and does not depend on the actual level of services requested of him by Vistaprint in any given month), and if Vistaprint reasonably requests that Mr. Ruotolo provide any such services after such date, the parties shall mutually agree on the compensation to be paid therefor. In further consideration of the benefits specified in Section 2 below, Mr. Ruotolo shall execute an additional General Release Agreement on the form the Company provides (releasing all releasable claims other than to payments under this Agreement or vested equity and including obligations to cooperate with the Company and reaffirming his obligations under the Restrictive Covenants (as defined below)), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) following the end of the Further Transition Period.

2.Retention Benefits Assuming Mr. Ruotolo Remains Employed Through the Executive Resignation Date.
(a)Vesting of Restricted Share Units; Treatment of Options. Any restricted share units that Mr. Ruotolo holds with respect to ordinary shares of Vistaprint that would have vested on or after July 1, 2012 and on or before December 31, 2013 will be treated as fully vested upon the Executive Resignation Date, but the Company is obligated to deliver the underlying ordinary shares to Mr. Ruotolo only if the Release Condition is met within the earlier of the period specified in the General Release or 45 days after the Executive Resignation Date. If the Release Condition is not met within such period, the incrementally vested restricted share units will expire without distribution of ordinary shares 45 days after the Executive Resignation Date. Any restricted share units that would not have vested on or before December 31, 2013 in the ordinary course will expire and be forfeited as of the Executive Resignation Date, as will any portions of options that are unvested as of the Executive Resignation Date, while any vested options or portions of options will remain in effect until the earlier of (i) three months after the Executive Resignation Date or (ii) the end of the original term for each such option. Mr. Ruotolo agrees to these changes as of the Executive Resignation Date even if his employment continues, at a greatly reduced level, during the Further Transition Period.
(b)Severance. Provided Mr. Ruotolo satisfies the Release Condition, he will receive severance in the gross amount of $600,000, equivalent to the sum of (i) $330,000, which represents 12 months’ base salary (based on Mr. Ruotolo’s fiscal 2012 base salary), and (ii) $270,000, which represents the Base Amount for the Performance Period set forth in the award agreement for his fiscal year 2012 annual cash incentive award under the Company’s Performance Incentive Plan for Covered Employees (the “Plan”). For clarity, the amount in this Section 2(b) is in addition to the amounts in Sections 1(b) and 3. Mr. Ruotolo acknowledges that the formula under his Amended and Restated Executive Retention Agreement amended and restated as of December 14, 2009 (the “Retention Agreement”) would have provided a higher benefit for clause (ii) but waives entitlement to any excess in light of the other promises contained herein. The Company shall pay Mr. Ruotolo this severance within 30 days following the Effective Release Date.
(c)COBRA Continuation. Provided Mr. Ruotolo satisfies the Release Condition and timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as he remains eligible to continue such coverage and does not become eligible for coverage under another group health plan maintained by a subsequent employer, the Company shall pay the share of the premium for health coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage for a period of up to 18 months from the Executive Resignation Date; provided, however, that the Company and Mr. Ruotolo mutually agree that if such payments by the Company would cause either Mr. Ruotolo or the Company to be subject to material tax liability, the parties will use reasonable efforts to agree to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence. In addition, for a period of twelve months from the resignation date or until Mr. Ruotolo repatriates back to the U.S., whichever is earlier, Vistaprint will continue to provide local Spanish health insurance for the Ruotolo family. All other Company benefits will end upon the Executive Resignation Date, other than those specified below in Section 2(e).
(d)Annual and Four-Year Vesting Cash Incentive Payments. Assuming Mr. Ruotolo remains employed through the end of the Company’s fiscal year 2012 in accordance with the terms of this Agreement, the Company shall pay him his fiscal year 2012 annual cash incentive award under the Plan based on the amount calculated pursuant to the terms of the applicable award agreement, in accordance with normal Company practice. Furthermore, with respect to Mr. Ruotolo’s outstanding four-year vesting long-term cash incentive award granted under the Plan with respect to fiscal years 2012-2015 (collectively, the “Long-Term Cash Incentive Awards”), the cash payment amounts due under such awards with respect to the fiscal year ending on the June 30, 2012 vesting date, if any, shall become fully vested as of the Executive Resignation Date, with any such cash payment amounts to be calculated in accordance with the terms of the award agreement or the relevant plan. The Company shall pay any such cash payment amounts on or before September 15, 2012. All such Long-Term Incentive Awards with respect to any other fiscal years shall be cancelled, and Mr. Ruotolo shall not be entitled to any cash payment amounts related thereto.
(e)Expatriation and Repatriation Benefits. The Company shall pay Mr. Ruotolo $346,413 in a lump sum in full satisfaction of all allowances, repatriation benefits, and reimbursements that would otherwise be payable under his Assignment Extension Agreement with the Company, dated as of November 15, 2010 (the “Assignment Agreement”), for periods and expenses incurred after the Executive Resignation Date, and Mr. Ruotolo acknowledges and understands that the Company has no obligation to pay any additional amounts relating to such allowances, repatriation benefits, or reimbursements even if Mr. Ruotolo’s actual expenses are greater than the amount he receives from the Company. Mr. Ruotolo will receive the tax grossups provided in the Assignment Agreement with respect to his employment through June 30, 2012 and with respect to the benefits described in this section, with any such grossups due upon payment of the benefits themselves. With respect to the tax equalization and tax preparation benefits set forth in the “Summary of Tax Assistance Programs” section of the Assignment Agreement, the Company shall provide tax equalization and tax preparation to Mr. Ruotolo (1) for calendar year 2012 so long as Mr. Ruotolo lives in Spain and does not provide services outside of Spain to any person or entity unaffiliated with the Company for which he receives any compensation, in each case through December 31, 2012, and (2) for calendar year 2013 so long as Mr. Ruotolo does not provide services outside of Spain to any person or entity unaffiliated with the Company for which he receives any compensation through June 30, 2013. The Company has no obligation to provide tax equalization or tax preparation for a calendar year if Mr. Ruotolo does not satisfy the conditions set forth in the immediately preceding sentence for such calendar year, and the Company has no obligation to include in its tax equalization calculation compensation for services by Mr. Ruotolo in an employment, director, consultant or similar capacity from any person or entity unaffiliated with the Company within or outside of Spain. The Company acknowledges that PricewaterhouseCoopers and the Company’s payroll personnel are actively reviewing past tax gross up and equalization calculations related to Mr. Ruotolo´s assignment, and that any amounts that are determined to be owed to Mr. Ruotolo as a result of this review will be paid to Mr. Ruotolo in addition to all other amounts defined in this Agreement. During the period of time that Mr. Ruotolo remains living in Spain, Vistaprint will continue to provide local Spanish immigration and documentation support as outlined in his existing Assignment Agreement until June 30, 2013 or his earlier repatriation.
3.Termination of Existing Executive Retention Agreement and Assignment Agreement; Further Effectiveness of Restrictive Covenants. This Transition Agreement supersedes and replaces in its entirety each of the Retention Agreement and the Assignment Agreement, each of which shall hereafter be null and void and of no further force and effect, except to the extent referenced herein. Nothing in this Transition Agreement, however, shall modify, cancel or supersede the obligations of Mr. Ruotolo set forth in his Invention and Non-Disclosure Agreement and his Non-Competition and Non-Solicitation Agreement (collectively, the “Restrictive Covenants”) with the Company, which remain in effect through and after the Transition Period. As further consideration for the post-employment effectiveness of the Restrictive Covenants (following the Transition Period), the Company shall pay him an additional $135,000 as and when provided for severance payments under Section 2(b) above.
4.Amendment. This Transition Agreement may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.
5.No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
6.Validity. Should any provision of this Transition Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.
7.Voluntary Assent. Mr. Ruotolo affirms that no other promises or agreements of any kind have been made to or with his by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understand the meaning and intent of this agreement. Mr. Ruotolo states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement with an attorney.
8.Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”). The Company makes no representation or warranty and shall have no liability to Mr. Ruotolo or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise if any provisions of this Transition Agreement and the attachments hereto are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.
9. Applicable Law. This Transition Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.
10.Jury Trial Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO MR. RUOTOLO’S EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.
11.Entire Agreement. This Transition Agreement contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith, except to the extent provided herein. It supersedes any entitlement to post-employment compensation or benefits after a separation of service, as determined under Exhibit A hereto (other than for the part-time employment during the Further Transition Period referenced in Section 1(b) above, and with respect to accrued but unpaid salary, accrued but unpaid vacation/PTO, or general benefit programs due with respect to service before the Executive Resignation Date), including specifically any benefits to which Mr. Ruotolo is or may be entitled through his employment in Spain.
Signatures on Following Page

Witness our hands and seals:

VISTAPRINT N.V.                    NICHOLAS RUOTOLO
By:/s/Ernst J. Teunissen                /s/Nicholas Ruotolo
Name:    Ernst J. Teunissen

Title:	Chief Financial Officer and Member, Management Board
VISTAPRINT USA, INCORPORATED
By:/s/Lawrence Gold
Name:    Lawrence Gold
Title:    Senior Vice President and General Counsel

Exhibit A: Payments subject to Section 409A

1.     Subject to this Exhibit A, any severance payments that may be due under the Transition Agreement shall begin only upon the date of Mr. Ruotolo’s “separation from service” (determined as set forth below) which occurs on or after the termination of his employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to Mr. Ruotolo under the Transition Agreement, as applicable:

(a)    It is intended that each installment of the severance payments under the Transition Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Mr. Ruotolo shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)    If, as of the date of Mr. Ruotolo’s “separation from service” from the Company, he is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Transition Agreement.

(c)    If, as of the date of Mr. Ruotolo’s “separation from service” from the Company, he is a “specified employee” (within the meaning of Section 409A), then:

(i)    Each installment of the severance payments due under the Transition Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when Mr. Ruotolo’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation § 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii)    Each installment of the severance payments due under the Transition Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following his “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Mr. Ruotolo’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following his separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation § 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation § 1.409A-1(b)(9)(iii) must be paid no later than the last day of Mr. Ruotolo’s second taxable year following the taxable year in which the separation from service occurs.

2.    The determination of whether and when Mr. Ruotolo’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.    The Company makes no representation or warranty and shall have no liability to Mr. Ruotolo or to any other person if any of the provisions of the Transition Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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